Chevron Corporation Policy, Government and Public Affairs Post Office Box 6078 San Ramon, CA 94583-0778 www.chevron.com
NEWS RELEASE
EXHIBIT 99.1
FOR IMMEDIATE RELEASE
CHEVRON ISSUES INTERIM UPDATE FOR FIRST QUARTER 2009
     SAN RAMON, Calif., April 9, 2009 — Chevron Corporation (NYSE:CVX) today reported in its interim update that earnings for the first quarter 2009 are expected to be sharply lower than in the fourth quarter 2008. Upstream earnings are expected to decline substantially, in part due to lower prices for crude oil and natural gas. Downstream earnings are also anticipated to be much lower than in the previous period, with average margins on the sale of refined products off significantly.
     Basis for Comparison in Interim Update
     The interim update contains certain industry and company operating data for the first quarter 2009. The production volumes, realizations, margins and certain other items in the report are based on a portion of the quarter and are not necessarily indicative of Chevron’s quarterly results to be reported on May 1, 2009. The reader should not place undue reliance on this data.
     Unless noted otherwise, all commentary is based on two months of the first quarter 2009 versus full fourth quarter 2008 results.
UPSTREAM — EXPLORATION AND PRODUCTION
     The table that follows includes information on production and price indicators for crude oil and natural gas for specific markets. Actual realizations may vary from indicative pricing due to quality and location differentials and the effect of pricing lags. International earnings are driven by actual liftings, which may differ from production due to the timing of cargoes and other factors.
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		2008				2009
						1Q thru	1Q thru
		1Q	2Q	3Q	4Q	Feb	Mar

U.S. Upstream
Net Production:
Liquids	MBD	437	438	409	399	433	n/a
Natural Gas	MMCFD	1,666	1,588	1,431	1,320	1,358	n/a
Total Oil-Equivalent	MBOED	715	702	647	619	660	n/a

Pricing:
Avg. WTI Spot Price	$/Bbl	97.84	123.78	118.25	59.14	40.49	43.19
Avg. Midway Sunset Posted Price	$/Bbl	85.50	111.25	105.54	45.07	29.75	34.44
Nat. Gas-Henry Hub “Bid Week” Avg.	$/MCF	8.02	10.94	10.27	6.96	5.35	4.91
Nat. Gas-CA Border “Bid Week” Avg.	$/MCF	7.61	9.82	9.34	4.97	4.42	4.01
Nat. Gas-Rocky Mountain “Bid Week” Avg.	$/MCF	6.87	8.41	5.85	3.46	3.63	3.20

Average Realizations:
Crude	$/Bbl	89.63	113.97	112.22	51.43	33.37	n/a
Liquids	$/Bbl	86.63	108.67	107.22	49.13	33.09	n/a
Natural Gas	$/MCF	7.55	9.84	8.64	5.23	4.45	n/a

International Upstream
Net Production:
Liquids	MBD	1,228	1,207	1,167	1,308	1,356	n/a
Natural Gas	MMCFD	3,768	3,621	3,618	3,493	3,620	n/a
Mined Bitumen	MBD	28	24	26	31	25	n/a
Total Oil Equivalent — incl. Mined Bitumen	MBOED	1,884	1,835	1,796	1,921	1,985	n/a

Pricing:
Avg. Brent Spot Price [1]	$/Bbl	96.71	121.17	115.09	55.48	43.34	44.42

Average Realizations:
Liquids	$/Bbl	86.13	110.44	102.73	46.79	37.78	n/a
Natural Gas	$/MCF	4.83	5.44	5.37	5.10	4.33	n/a

[1]	The Avg. Brent Spot Price is based on Platts daily assessments, using Chevron’s internal formula to produce a quarterly average.
     Total U.S. oil-equivalent production during the first two months of the first quarter improved 41,000 barrels per day mainly due to increased production in the Gulf of Mexico that was associated with ongoing restoration activities following the hurricanes last September and the ramp-up of production at Blind Faith.
     International oil-equivalent production increased 64,000 barrels per day. The liquids component of oil-equivalent production increased 48,000 barrels per day primarily due to the continued ramp-up of production from the expansion project at the Tengiz Field in Kazakhstan and at the Agbami Field offshore Nigeria. Also contributing was the impact of lower crude-oil prices on the company’s share of production associated with production-sharing contracts and variable-royalty agreements. International natural-gas production increased nearly four percent.
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     U.S. crude-oil realizations for the first two months of the first quarter declined about $18 per barrel to $33.37. International liquids realizations fell approximately $9 to $37.78 per barrel. U.S. natural-gas realizations decreased $0.78 to $4.45 per thousand cubic feet while average international natural-gas realizations fell $0.77 per thousand cubic feet to $4.33.
     U.S. upstream results in the first quarter are expected to include charges of approximately $100 million for write-offs mainly associated with exploration activities, while the fourth quarter included a gain of approximately $600 million from an asset-exchange transaction. Also in the fourth quarter, international upstream earnings included a nearly $650 million benefit from foreign-exchange effects.
DOWNSTREAM — REFINING, MARKETING AND TRANSPORTATION
     The table that follows includes industry benchmark indicators for refining and marketing margins. Actual margins realized by the company may differ significantly due to location and product mix effects, planned and unplanned shutdown activity and other company-specific and operational factors.

		2008				2009
						1Q thru	1Q thru
		1Q	2Q	3Q	4Q	Feb	Mar

Downstream
Market Indicators:	$/Bbl
Refining Margins [2]
U.S. West Coast — Blended 5-3-1-1		20.39	27.70	20.04	15.29	23.67	19.20
U.S. Gulf Coast — Maya 5-3-1-1		28.64	39.17	29.54	18.96	14.97	14.74
Singapore — Dubai 3-1-1-1		7.44	9.75	7.70	6.07	6.66	5.49
N.W. Europe — Brent 3-1-1-1		0.39	3.05	4.34	6.79	4.99	4.21
Marketing Margins
U.S. West — Weighted DTW to Spot		2.83	1.18	8.80	9.11	0.01	0.83
U.S. East — Houston Mogas Rack to Spot		3.16	2.69	1.99	3.64	2.14	2.19
Asia-Pacific / Middle East / Africa		3.32	1.85	4.88	6.87	4.61	n/a
United Kingdom		3.88	5.26	6.73	4.34	2.12	n/a
Latin America		7.06	9.07	5.40	(0.42)	3.59	n/a

Actual Volumes:
U.S. Refinery Input	MBD	894	816	922	930	931	n/a
Int’l Refinery Input	MBD	967	952	976	973	997	n/a
U.S. Branded Mogas Sales	MBD	601	596	601	606	605	n/a

[2]	Refining indicator margins (except for U.S. West Coast — Blended 5-3-1-1) were revised to better reflect refined-product specifications.
     For the full first quarter, the U.S. West Coast refining indicator margin improved while the Gulf Coast refining indicator margin declined from the fourth quarter. Outside of the U.S., refining indicator margins were lower. Marketing indicator margins in the U.S. decreased significantly during the full first quarter. Comparing January and February with the fourth quarter, marketing margins outside the U.S. were mixed.
     Downstream earnings in the fourth quarter included sizeable benefits from provisionally priced crudes, derivatives and other timing effects. The first quarter impact of timing effects is expected to be negative.
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     During the first two months of the first quarter, U.S. refinery crude-input volumes were essentially unchanged at 931,000 barrels per day. Outside the U.S., refinery crude-input volumes increased 24,000 barrels per day primarily due to the completion of maintenance in Thailand.
     International downstream earnings in the first quarter are expected to include gains of approximately $350 million from the previously announced sales of the fuels marketing businesses in Brazil and Nigeria.
CHEMICALS

		2008				2009
						1Q thru	1Q thru
		1Q	2Q	3Q	4Q	Feb	Mar

Chemicals Source: CMAI	Cents/lb
Ethylene Industry Cash Margin		10.82	11.21	15.46	14.84	5.58	6.12
HDPE Industry Contract Sales Margin		14.88	14.69	23.38	22.45	16.92	18.91
Styrene Industry Contract Sales Margin		11.58	11.32	14.36	16.04	13.57	15.19

Note:	Prices, economics, and views expressed by CMAI are strictly the opinion of CMAI and Purvin & Gertz and are based on information collected within the public sector and on assessments by CMAI and Purvin & Gertz staff utilizing reasonable care consistent with normal industry practice. CMAI and Purvin & Gertz make no guarantee or warranty and assume no liability as to their use.
     In the Chemicals segment, full first quarter earnings are expected to decline on lower margins and volumes.
ALL OTHER
     The company’s general guidance for the quarterly net after-tax charges related to corporate and other activities is between $250 million and $350 million. Due to foreign currency effects and the potential for irregularly occurring accruals related to income taxes, pension settlements and other matters, actual results may significantly differ from the guidance range or current projections.
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NOTICE
     Chevron’s discussion of first quarter 2009 earnings with security analysts will take place on Friday, May 1, 2009, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events & Presentations” in the “Investors” section on the Web site.
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CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING INFORMATION
FOR THE PURPOSE OF “SAFE HARBOR’’ PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This Interim Update contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates, and projections about the petroleum, chemicals, and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this Interim Update. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are crude-oil and natural-gas prices; refining, marketing and chemicals margins; actions of competitors or regulators; timing of exploration expenses; timing of crude-oil liftings, the competitiveness of alternate energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude-oil and natural-gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s net production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude-oil production quotas that might be imposed by OPEC (Organization of Petroleum Exporting Countries); the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental statutes, regulations and litigation; the potential liability resulting from pending or future litigation; the company’s acquisition or disposition of assets; gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 30 and 31 of the company’s 2008 Annual Report on Form 10-K. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed in this report could also have material adverse effects on forward-looking statements.
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